Exhibit 10.1

Wits Basin Precious Minerals, Inc.
80 South 8th Street, Suite 900
Minneapolis MN 55402

October 31, 2007

China Gold, LLC
Attn: C. Andrew Martin
7300 College Blvd., Suite 303
Overland Park, KS 66210

Re:
Amendment of Notes issued pursuant to that certain Convertible Notes Purchase Agreement dated April 10, 2007 by and between Wits Basin Precious Minerals Inc. (“Wits Basin”) and China Gold, LLC (“China Gold”), as amended by that certain Amendment to Convertible Notes Purchase Agreement dated June 19, 2007 (as amended, the “Purchase Agreement”)

Dear Andrew:

This letter is to confirm our understanding that China Gold has agreed to, with respect to (i) that certain Convertible Note of Wits Basin dated April 10, 2007 issued in favor of China Gold in the principal amount of $3,000,000 (“Note 1”), (ii) that certain Convertible Note of Wits Basin dated May 7, 2007 issued in favor of China Gold in the principal amount of $2,000,000 (“Note 2”), (iii) that certain Convertible Note of Wits Basin dated July 19, 2007 issued in favor of China Gold in the principal amount of $4,000,000 (“Note 3”), and (iv) that certain Convertible Note of Wits Basin dated July 7, 2007 issued in favor of China Gold in the principal amount of $800,000 (“Note 4”; collectively with Note 1, Note 2 and Note 3, the “Notes”), amend the Maturity Date of each Note (as defined in each Note, respectively) to February 28, 2008.

In consideration of China Gold’s agreement, Wits Basin has agreed to (i) reduce the Conversion Price (as defined in each Note respectively) applicable to each Note from $1.00 to $0.50 per share and (ii) reduce the purchase price applicable to China Gold’s Purchase Right (as defined in the Purchase Agreement, Note 3 and Note 4, as applicable) to each Note from $1.00 to $0.50 per share.

Additionally, China Gold has agreed to provide Wits Basin the option, exercisable on or before February 28, 2008 at the sole discretion of Wits Basin, to further extend the Maturity Date of each of the Notes to May 31, 2008 if Wits Basin agrees to further reduce the Conversion Price of each Note and the purchase price applicable to China Gold’s Purchase Right relating to each Note from $0.50 to $0.25 per share.

All purchase rights, in their entirety (9,800,000), will reduce in price, as delineated above, on the dates listed above unless the entire principal amount and accrued interest is paid in full prior to February 28, 2008. Any partial payments prior to February 28, 2008 or May 31, 2008 will not keep the strike price from adjusting on all the purchase rights.

China Gold, LLC
Attn: Andrew Martin

October 31, 2007

Except with respect to the specific amendments referenced herein, the terms of the Notes shall continue to be in full force and effect as set forth in the respective Notes. By execution of this letter, China Gold represents that it has not sold or otherwise transferred its rights under the Notes to any third party, and further acknowledges that it is required to obtain the prior written consent of Wits Basin to transfer such rights.

If the terms of this letter are consistent with your understanding, please execute this letter on behalf of China Gold where provided below to confirm your agreement, and return it to Wits Basin at 80 South 8th Street, Suite 900, Minneapolis Minnesota 55402, Attention: Mark Dacko.

If you have any questions, please feel free to contact me at (612) 349-5277. Thank you.

Sincerely,

/s/ Stephen D. King
Stephen D. King
Chief Executive Officer

Agreed of the 31st day of October, 2007:

CHINA GOLD, LLC
By: Pioneer Holdings, LLC
Its: Manager

/s/ C. Andrew Martin
C. Andrew Martin, Manager